Date: 31 March 2012

To:	Christopher Williams
69 Bridge Street
Manchester, MA 01944

Subject: Termination of Employment

Dear Christopher Williams;

THIS TERMINATION OF EMPLOYMENT is entered into by KIT digital, Inc. (“Employer”) and Christopher Williams (“you”). We both agree that your employment relationship with KIT Digital, Inc. will terminate. You are being provided formal notice that your date of employment termination will be 15 July 2012. Both you and KIT Digital, Inc. agree to set forth the following terms and conditions upon which the employment relationship is to be terminated:

-	Your last day of work will be 31 March 2012 and you will be paid 3.5 months in lieu of notice (through 15 July 2012). During this time period, you agree to provide reasonable transition assistance to KIT Digital, Inc. You will have access to a laptop and office space during the transition.

-	Your accrued and unused Paid-Time-Off (PTO) will be paid in your final paycheck. As of July 15, your accrued and unused PTO balance will be 160 PTO hours (20 PTO days).

-	Upon termination of your employment your medical and dental benefits will continue through 31 July 2012. You will be eligible for the continuation of your medical and dental benefits beyond 31 July 2012 through COBRA. You must however enroll for COBRA coverage to extend your medical and dental plan benefits. You will receive notification for COBRA coverage at your home address. To be eligible for COBRA coverage, you must have been enrolled in the company’s benefit plans when you were an active employee.

KIT digital, Inc.

1100 Circle 75 Parkway, 6th Floor

Atlanta, GA 30339

Website: www.kitd.com

-	Any stock options will vest through 31 December 2012. A copy of the Employee Stock Option Exercise Form is attached for your reference. The completed exercise form should be sent to John Clark in New York at john.clark@kit-digital.com.

-	Your final, outstanding invoices totaling $38,500 for services provided between September 2010 and December 2010 will be paid within thirty (30) days of the acceptance date of this letter and processed and paid through the accounting department.

-	The terms and conditions of this agreement are to be private and confidential, and you agree not to disclose any of these terms and conditions to any person except your spouse, your attorney, or your tax advisor, unless disclosure is necessary to carry out the terms of this Agreement, or to supply information to any taxing authority, or is otherwise required by law.

If you should have any questions regarding this document or package, please feel free to contact me.

Sincerely,

/s/ Lou Schwartz
Lou Schwartz
General Counsel and Managing Director, Americas
KIT digital, Inc.

Agreed to and Accepted:

/s/ Christopher Williams	04/23/2012
Christopher Williams	Date

KIT digital, Inc.

1100 Circle 75 Parkway, 6th Floor

Atlanta, GA 30339

Website: www.kitd.com